EXHIBIT 99.1
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                               NEWS RELEASE


                                 LANDAUER

                           For Immediate Release

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                    LANDAUER ELECTS WILLIAM E. SAXELBY
                 AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

           Company Anticipates Pre-Tax Charge in Fourth Quarter


For Further Information Contact:    James M. O'Connell
                                    Vice President, Treasurer & CFO

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GLENWOOD, ILLINOIS, SEPTEMBER 20, 2005 . . . LANDAUER, INC. (NYSE: LDR)
announced today that its board of directors has elected William E. Saxelby to be President and Chief Executive Officer of Landauer, effective September 28, 2005. Saxelby will also join Landauer's board of directors. Saxelby succeeds Brent A. Latta, who has served as Landauer's CEO since 1998. Latta, 62, will retire at the end of the month and serve as Director Emeritus of Landauer.

"Landauer has enjoyed strong leadership throughout its history and, in Bill Saxelby, we have found a CEO who can continue that tradition," said Robert
J. Cronin, Chairman of the Board of Landauer. "Bill is a seasoned executive with the experience and credentials necessary to sustain Landauer's momentum and take this company to the next level," Cronin said.

Saxelby, 48, recently served as Chief Executive Officer of Medical Research Laboratories, a manufacturer of defibrillators, prior to its sale to Welch Allyn in 2003, and has consulted with certain leading private equity firms since that time. From 1996-1999 Saxelby served as a Corporate Vice President of Allegiance Healthcare, a spin-off of Baxter International, with responsibility for its Gloves, Special Procedures, Thermal Products and Euromedical Products business units. From 1978-1996, Saxelby held executive positions at Baxter and its American Hospital Supply subsidiary in their Gloves, Dietary Products and Scientific Products Industrial Division business units.

"Landauer has an impressive history of providing superior service to its customers and value to its stockholders," said Saxelby. "I look forward to the opportunity to lead Landauer as it continues this tradition and pursues new profitable growth initiatives. Our future is clearly bright -- our financial position is strong and our leadership team continues to focus on developing innovative technologies and expanding our customer base, both domestically and in select international markets."

"With our business strong, our new InLight service and product line introduced in 2004, other research and development initiatives under evaluation and my retirement nearing, the board of directors concluded that this would be an ideal time to identify a successor," said Latta. "I am excited that our succession planning efforts led us to Bill. He clearly has the experience, character and leadership skills to ensure that Landauer remains the outstanding company that it is today."



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         Landauer, Inc.   2 Science Road   Glenwood, IL 60425-1586
        Phone 708.755.7000   Fax 708.755.7011   www.landauerinc.com


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LANDAUER, INC.                                                    ADD 1


REVISED OUTLOOK FOR FISCAL 2005

In connection with the election of Saxelby, the retirement of Latta and related organizational changes the Company will recognize a pre-tax charge of approximately $2,200,000 in the quarter ending September 30, 2005.
These expenses in conjunction with management's review of the first nine months of operations for fiscal 2005 and expected business activity for the fourth quarter indicate that net income for fiscal 2005 is now anticipated to be 1.5 - 2.5% lower than that reported for fiscal 2004.

Aggregate revenue growth for the fiscal year is anticipated to be 7 - 8%. Fiscal 2005 revenues from traditional domestic and international radiation monitoring services are expected to grow by approximately 5.5% compared with 2004. Revenues from sales for the InLight product line will contribute to the balance of revenue growth. Domestic revenue growth drivers include pricing, moderate unit growth and increased sales of ancillary services. Pricing and increased unit volume are expected to contribute to international revenue growth in 2005, although currency exchange rates may impact results reported in U.S. dollars. Based on the Company's revised operating plan, costs and operating expenses for fiscal 2005 are expected to grow at an aggregate rate of 15.5 - 16% compared with 2004. Net other income in fiscal 2005 is anticipated to be approximately $200,000 higher than in fiscal 2004 and minority interest should be $200,000 lower, as a result of the elimination of the minority interest in LCIE-Landauer. The effective income tax rate for fiscal 2005 is expected to be 36.5 - 37%, compared with 37.4% in fiscal 2004.


ABOUT LANDAUER, INC.

Landauer is the leading provider of analytical services to determine occupational and environmental radiation exposure. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings.


SAFE HARBOR STATEMENT

Certain of the statements made herein (including, in particular, under the caption "Revised Outlook for Fiscal 2005"), constitute forward looking statements that are based on certain assumptions and involve certain risks and uncertainties, including, without limitation, assumptions, risks and uncertainties associated with the Company's development and introduction of new technologies, generally; introduction and customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence ("OSL") technology to new platforms and formats, such as Luxel<registered trademark>+; the costs associated with the Company's research and business development efforts; the usefulness of older technologies; the anticipated results of operations of the Company and its subsidiaries or ventures; the valuation of the Company's long lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the Company's business plans; anticipated revenue and cost growth; the risks associated with conducting business internationally; other anticipated financial events; the effects of changing economic and competitive conditions; foreign exchange rates; government regulations; accreditation requirements; and pending accounting pronouncements. Such assumptions may not materialize to the extent assumed


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LANDAUER, INC.                                                    ADD 2


and such risks and uncertainties may cause actual results to differ from anticipated results. Such risks and uncertainties may also result in changes to the Company's business plans and prospects and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth under the caption "Significant Risk Factors" in the Company's Annual Report on Form 10-K for the year ended September 30, 2004 and other reports filed by the Company from time to time with the Securities and Exchange Commission.




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